Exhibit 4.15

ELECTROCORE, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Employment Inducement Award)

Dated as of [●]

THIS RESTRICTED STOCK UNIT AGREEMENT is made by and between electroCore, Inc. (the “Company”) and [●] (the “Employee”).

WHEREAS, the Employee has entered into an at-will employment relationship effective as of [●], with the Company pursuant to that certain offer letter dated [●], by and between the Employee and the Company (the “Employment Agreement”); and

WHEREAS, in accordance with the terms of the Employment Agreement, the Committee desires to make an award of restricted stock units to the Employee as an “employment inducement award” (within the meaning of Nasdaq Listing Rule 5635(c)(4)).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

1.	The Restricted Stock Unit Award. In accordance with the employment inducement award exception to the shareholder approval requirements of the Nasdaq Stock Market (the “Nasdaq”) set forth in Nasdaq Listing Rule 5635(c)(4), the Company hereby grants to the Employee [●] restricted stock units (the “Units”). It is understood that the grant of such Units is not made pursuant to the Company’s 2018 Omnibus Equity Compensation Plan (the “Plan”); provided, however, that, unless inconsistent with the express terms of this Agreement, this Agreement shall be construed, and the Units shall be administered, consistent with the provisions of the Plan, the terms of which are herein incorporated by reference. The Units and the shares of the Company’s common stock, $0.001 par value per share, issuable pursuant to the Units (the “Shares”), are restricted securities within the meaning the Securities Act of 1933, as amended (the “Securities Act”), inasmuch as the Units and the Shares are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations, such Shares, if and when issued to the Employee, may not be offered, transferred or sold by the Employee without registration under the Securities Actor pursuant to an exemption from registration available under the Securities Act. The Employee agrees that no sale, transfer, pledge, donation, assignment, mortgage, hypothecation or other encumbrance of the Shares (each, a “Transaction”) issuable pursuant to the Units may be made unless such Transaction is registered under the Securities Act, or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the Securities Act. The Shares issuable pursuant to the Units shall be issued only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units and the Shares are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement shall have the same meaning as in the Plan, including without limitation the following terms: “Affiliate”; and “Committee.”

(a)	“Agreement” means this Restricted Stock Units Agreement by and between the Company and the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Common Stock” means the common stock of the Company, $0.001 par value.

(d)	“Grant Date” means [●].

(e)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 6(a).

(f)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(g)	“Vesting Dates” means the dates of vesting of the Awards pursuant to Section 3 of this Agreement.

3.	Vesting. Subject to Sections 5 and 6 below, the Award shall vest as follows:

(a)	[●] of the Units shall vest on the one-year anniversary of the Grant Date (the “One Year Anniversary”); and

(b)	[●] of the Units shall vest on each of the two succeeding anniversaries of the One Year Anniversary, subject to the Employee’s continued employment with the Company on each such anniversary and the terms and conditions of this Agreement and Plan.

4.	Settlement - Delivery of Shares. The Company shall issue the Shares underlying the portion of the Units granted hereunder that have Vested pursuant to Section 3 to the Employee (or to the Employee’s designated beneficiary if the Employee has died) in settlement of the Employee’s Units that have Vested as soon as reasonably practicable after the applicable Vesting Date; provided, however, that if such date (a “Vesting Event”) occurs within any Quarterly Trading Period or Event-Specific Restricted Period (as defined in the Company’s Insider Trading Policy) applicable to the Employee, then upon the written election of the Employee received by the Company prior to the original settlement date for such Units, such Shares will be issued in settlement of such Units on the first business day following the expiration of such Quarterly Trading Period or Event-Specific Restricted Period.

5.	Termination of Employment. Upon the earlier of (a) the date on which the Employee ceases to be an employee of the Company for any reason, or (b) the date that is thirty (30) days after the Company’s delivers written notice of termination of employment to the Employee (the earlier of (a) or (b), the “Vesting Termination Date”), the portion of the Award that has not previously Vested as of the Vesting Termination Date shall be forfeited automatically.

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6.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)	No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the applicable Vesting Event, and then only with respect to the shares of Common Stock issued on such Vesting Event.

(c)	No Assignment. No right or benefit or payment under the Award, Units or underlying Common Stock shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution other than any of the foregoing by valid will or the laws of descent and distribution; and any purported assignment or other transfer in accordance with this provision shall be null and void ab initio.

(d)	Withholding. The Employee agrees to make appropriate arrangements with the Company (or the appropriate Affiliate that employed the Employee) for the satisfaction of all applicable Federal, state, local and foreign income and employment tax withholding requirements arising in connection with the vesting of the Units and issuance of Common Stock in settlement of such Vested Units. The Employee acknowledges and agrees that the Company may, refuse to deliver Common Stock if the Employee does not deliver or make arrangements to deliver such required withholding amounts to the Company at the time the Units vest.

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)	Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

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(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)	Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)	Account for Employee. The Company shall maintain a bookkeeping account for the Employee reflecting the number of Units then credited to the Employee hereunder as a result of such grant of Units.

(k)	Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Employee.

(l)	Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Employee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(m)	The Award shall in all respects be subject to the Company’s Clawback Policy as in effect from time to time.

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IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Units Agreement as of the date first written above.

ELECTROCORE, INC.

By:
Name:	[●]
Title:	[●]

EMPLOYEE:

Name:	[●]

Beneficiary Designation: ______________________

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